Exhibit 99(C)(8)

Project Stratosphere January 30, 2020 Private and Confidential

Disclaimer The following pages contain material provided to the Board of Directors (the “Board of Directors”) of Stein Mart, Inc. (the “Company”) by PJ Solomon, L.P. and its affiliates, including, without limitation, PJ Solomon Securities, LLC (collectively, “PJ Solomon” or “Solomon”) in connection with Project Stratosphere. These materials were prepared on a confidential basis in connection with an oral presentation to the Board of Directors and not with a view toward complying with the disclosure standards under state or federal securities laws or otherwise. These materials are solely for use of the Board of Directors in its evaluation of the proposed transaction and may not be used for any other purpose or disclosed to any party without PJ Solomon’ prior written consent. The information contained in this presentation was based solely on publicly available information or information furnished to PJ Solomon by the Company. PJ Solomon has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects. This presentation includes certain statements, estimates and projections provided by the Company with respect to the historical and anticipated future performance of the Company. Such statements, estimates and projections contain or are based on significant assumptions and subjective judgments made by the Company’s management. None of PJ Solomon, its affiliates or its or their respective employees, directors, officers, contractors, advisors, members, successors or agents makes any representation or warranty in respect of the accuracy, completeness or fair presentation of any information, projections or any conclusion contained herein. PJ Solomon, its affiliates and its and their respective employees, directors, officers, contractors, advisors, members, successors and agents shall have no liability with respect to any information, projections or matter contained herein, or any oral information provided herewith or data any of them generates. The information contained herein should not be assumed to have been updated at any time subsequent to date shown on the first page of the presentation and the delivery of the presentation does not constitute a representation by PJ Solomon that such information will be updated at any time after the date of the presentation. Neither PJ Solomon nor any of its affiliates is an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. The Company acknowledges that PJ Solomon is an affiliate of Natixis, a global full service commercial and investment bank. These materials are not and should not be construed as a fairness opinion. Private and Confidential 1

Selected Proposed Transaction Terms

Acquiror	Kingswood Capital Management, LLC
Per Share Consideration	$0.90 in cash
Offer Premium	**Stock Price Premiums To:** Current Price ($0.65): 38.4% 30-Days VWAP ($0.67): 34.3% 60-Days VWAP ($0.69): 30.8% 90-Days VWAP ($0.72): 25.4%
Implied Equity Value [(a)]	$44.6M
Implied Enterprise Value [(b)]	$148.5M
Financing	$28.6M new equity from Kingswood $16.0M rollover equity from Jay Stein [(c)] Remainder drawn from new $240M Wells Fargo ABL Credit Facility and $35M Pathlight FILO Term Loan
Go Shop / No Shop	No shop with a termination right to pay a 5.0% of equity value (including rollover shares) break fee and accept a Superior Proposal
Reverse Termination Fee	Parent required to pay 5.0% of equity value (including rollover shares) reverse break fee paid if it fails to close when required to do so
Termination Date	6 Months from Date of Agreement
Minimum Excess Availability at Close	35.0% of ABL Credit Facility Loan Cap [(d)]

a) Based on 48.4M total shares outstanding and 1.2M Restricted Stock Units (RSUs) as of January 27, 2020 per Company Management.
b) Based on cash of $8.5M and total debt of $112.4M as of January 4, 2020 per Management internal 2019 11+1 Forecast.
c) Based on 17.4M total shares held by Jay Stein as of January 30, 2020 per Wells Fargo.
d) Defined as the lesser of the net ABL Borrowing Base and the Credit Facility Size.

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Overview of Presented Materials



Presentation to the Board of Directors (1/27) (a)
Presentation to the Special Committee and Board of Directors (1/29) (a)
Today (1/30) (a)
1/24/20 Price $0.66
1/22/20 Indication $0.85
1/24/20 Price w/ Control Premium(b) $0.88
1/28/20 Price $0.64
1/28/20 Price w/ Control Premium(b) $0.85
1/27/20 Offer $0.90
1/30/20 Price $0.65
1/30/20 Price w/ Control Premium(b) $0.86
1/27/20 Offer $0.90
Selected Public Companies
Selected Precedent Transactions
Discounted Cash Flow (c)
$1.54
$4.80
$1.51
$1.45
$5.08
$1.49
$0.09
$1.51
$5.08
$1.49
--
$1.00
$2.00
$3.00

a) Share count for January 27, 2020, analysis provided by Company Management on January 4, 2020. Share counts for January 29, 2020, and January 30, 2020, analyses provided by Company Management on January 28, 2020, and include 585K of RSAs and reflect updated common shares outstanding as per Computershare.

b) Source: FactSet. 32.7% based on a median one-day premium for transactions of $100M to $300M enterprise value with North American targets, in which at least a 50% stake was acquired. Excludes financial services, healthcare, real estate and energy/mining/minerals industries.

c) Assumes terminal value EBITDA multiple of 3.5x - 6.0x for the terminal value method, perpetuity growth rate of 0.0% - 2.0% for the perpetuity growth rate method and WACC of 9.5% to 11.5% for both methods. Discounted to same date of closing stock prices used for the respective analyses.

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Public Companies and Selected Precedent Transactions Multiple Ranges Presentation to Presentation to the Special Committee the Board of Directors (1/27) (a) and Board of Directors (1/29) (b) Today (1/30) (c) Purchase Price $ 0.85 $ 0.90 $ 0.90 Closing Price $ 0.66 $ 0.64 $ 0.65 Public Companies EV / LTM Q3 3.2 x – 5.9 x 3.2 x – 5.8 x 3.6 x – 5.9 x FY’19 EBITDA EV / CY’19E EBITDA / LTM 4.3 x – 5.6 x 4.3 x – 5.6 x 4.3 x – 5.5 x (Dec. ’19) Selected Precedent Transactions EV / LTM 8.7% – 27.4% 8.7% – 28.8% (d) 8.7% – 28.8% (d) Revenue EV / LTM 3.7 x – 4.6 x 3.7 x – 4.6 x 3.7 x – 4.6 x EBITDA a) Based on January 24, 2020 closing stock prices. b) Based on January 28, 2020 closing stock prices. c) Based on January 30, 2020 closing stock prices. d) Note: Range adjusted to reflect updated value for Versa Capital Management / Vestis Retail Group credit bid. Private and Confidential 4

Offer Summary

($ in Millions, Except Per Share Data)

			Current			Kingswood
			Market (Public Net Debt)	Market (Avg. Net Debt)	Market (Private Net Debt)	Offer
			1/30/2020	1/30/2020	1/30/2020	1/27/2020
Stock Price / Proposed Offer Price			$0.65	$0.65	$0.65	$0.90
Shares Outstanding (a)			48.4	48.4	48.4	48.4
Restricted Stock Units (b)			--	--	--	1.2
Option Equivalent Shares (c)			--	--	--	--
Diluted Shares Outstanding			48.4	48.4	48.4	49.5
Total Equity Value			$31.4	$31.4	$31.4	$44.6
Plus: Net Debt			157.3 (d)	136.8 (e)	104.0 (f)	104.0 (f)
Total Enterprise Value			$188.8	$168.2	$135.4	$148.5
Premium / (Discount) to:						
Current Price	1/30/2020	$0.65	-- %	-- %	-- %	38.4 %
30-Day VWAP		0.67	(3.0)	(3.0)	(3.0)	34.3
60-Day VWAP		0.69	(5.5)	(5.5)	(5.5)	30.8
90-Day VWAP		0.72	(9.4)	(9.4)	(9.4)	25.4
180-Day VWAP		0.75	(12.8)	(12.8)	(12.8)	20.7
52-Week High	2/14/2019	1.23	(47.1)	(47.1)	(47.1)	(26.8)
52-Week Low	1/28/2020	0.64	1.9	1.9	1.9	41.0
Enterprise Value as a Multiple of:						
Total Revenue	LTM (Q3 '19) - Public	$1,240.6	15.2 %	13.6 %	10.9 %	12.0 %
	LTM (Dec. '19) (g)	1,234.4	15.3	13.6	11.0	12.0
Adj. EBITDA	LTM (Q3 '19) - Public	$30.0	6.3 x	5.6 x	4.5 x	4.9 x
	LTM (Dec. '19) (g)	27.9	6.8	6.0	4.9	5.3
	FY 2019B (g)	24.9	7.6	6.7	5.4	6.0
Price as a Multiple of:						
Diluted Adj. EPS	FY 2020E (g)	$0.02	30.9 x	30.9 x	30.9 x	42.8 x
	FY 2021E (g)	0.03	21.6	21.6	21.6	30.0

a) Total shares outstanding of 48.4M as of January 27, 2020, per Company Management, which includes 0.6M Restricted Stock Awards.
b) Restricted Stock Units (RSUs) as of January 27, 2020, per Company Management, which are not included in shares outstanding and have a double trigger change-in-control provision.
c) Assumes treasury stock method based on 1.4M stock options outstanding with no options in the money as of January 27, 2020, per Company Management.
d) Based on cash of $13.0M and total debt of $170.3M as of November 2, 2019 per Company FY 2019 Q3 10-Q filing.
e) Based on average month-end net debt balances for the last twelve months from January 2019 through December 2019.
f) Based on cash of $8.5M and total debt of $112.4M as of January 4, 2020 per Management internal 2019 11+1 Forecast.
g) Source: Management Five Year Plan approved by the Special Committee on January 15, 2020, Management internal 2019 11+1 Forecast as of January 15, 2020, which is not materially different than the 10+2 Forecast approved by the Special Committee on January 15, 2020 and Management preliminary 2020 budget as of January 16, 2020.

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Stratosphere Summary Capitalization and Market Data

(Amounts in Millions, Except Per Share Data)

Stock Information		
Ticker Symbol		STRAT
Stock Exchange		NasdaqGS
Stock Price as of 1/30/20		$0.65
52-Week Stock Price		
High	2/14/19	$1.23
Low	1/28/20	0.64
5-Year Stock Price		
High	2/26/15	$16.46
Low	2/8/18	0.51
Average Daily Volume (3 Mo.)		0.1
Shares Sold Short		3.1
Short Int. as % of Public Float (a)		9.3%

Financial Information	
Fiscal Year End	Feb 2, 2019
LTM Date - Public	Nov 2, 2019
LTM Date - Private	Jan 4, 2020
LTM Revenue (Q3 '19) - Public	$1,240.6
LTM Revenue (Dec. '19) - Private (b)	1,234.4
LTM Adj. EBITDA (Q3 '19) - Public	30.0
LTM Adj. EBITDA (Dec. '19) - Private (b)	27.9
FY 2019B Adj. EBITDA - Private (b)	24.9
LTM Adj. EPS (Q3 '19) - Public	($0.17)
FY 2019B Adj. EPS - Private (b)	(0.26)
FY 2020E Adj. EPS - Private (b)	0.02
FY 2021E Adj. EPS - Private (b)	0.03

Credit Statistics	As of Dec-19 (b)
Adj. Debt / Adj. EBITDAR (c)	7.1 x
Total Debt / Adj. EBITDA	4.0 x
Net Debt / Adj. EBITDA	3.7 x
Adj. EBITDA / Interest, Net	3.0 x
Total Debt / Total Capitalization	78.5%
Net Debt / Net Capitalization	77.1%

Market Capitalization and Firm Value	
Stock Price as of 1/30/20	$0.65
Shares Outstanding (d)	48.4
Option Equivalent Shares (e)	--
Equity Value	$31.4
Plus: Total Debt (f)	170.3
Less: Cash & Cash Equivalents	(13.0)
Enterprise Value	$188.8

Market Valuation	
Enterprise Value as a Multiple of:	
LTM Revenue (Q3 '19) - Public	15.2%
LTM Adj. EBITDA (Q3 '19) - Public	6.3 x
FY 2019B Adj. EBITDA - Private (b)	7.6 x
Stock Price as a Multiple of:	
FY 2020E Adj. EPS - Private (b)	30.9 x
FY 2021E Adj. EPS - Private (b)	21.6 x

Beneficial Ownership by Category (g)	Beneficial Ownership	Percent of Total
Jay Stein	15.3	31.1%
Other Insiders	2.1	4.3%
Top 10 Institutions	2.9	5.9%
Public and Other	28.9	58.7%
Total	49.2	100.0%

a) Excludes shares beneficially owned by Jay Stein.
b) Source: Management Five Year Plan approved by the Special Committee on January 15, 2020, Management internal 2019 11+1 Forecast as of January 15, 2020, which is not materially different than the 10+2 Forecast approved by the Special Committee on January 15, 2020 and Management preliminary 2020 monthly budget as of January 16, 2020.
c) Assumes 8.0x rent methodology as it is not yet clear that the lender and credit analyst communities have altered their leverage measurement methodologies for revised lease accounting rules.
d) Total shares outstanding of 48.4M as of January 27, 2020, per Company Management.
e) Assumes treasury stock method based on 1.4M stock options outstanding with no options in the money as of January 27, 2020, per Company Management.
f) Total financial debt – does not include operating lease liabilities. As of November 2, 2019 per Company FY 2019 Q3 10-Q filing.
g) Includes exercisable options held by directors and executive officers. Source: Company's Proxy Statement dated May 7, 2019.

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Stock Price Performance Stock Price Performance (January 30, 2017 – January 30, 2020) $ 8.00 Median 3-Yr 2-Yr 6-Mo $1.19 $0.82 $0.76 $ 6.00 $ 4.00 $ 2.00 $0.65 $ 0.00 Jan-17 Jan-18 Jan-19 Jan-20 Indexed Stock Performance (January 30, 2017 – January 30, 2020) 100% Stratosphere Select Broadlines(a) Off-Price(b) S&P Adjusted Retail (c) Note: Select Broadlines does not 84.5% ) include Sears, Gordmans and ge Bon-Ton due to the fact they 58.7% an 50% entered bankruptcy during this Ch period (% ce 0% an rform (10.2%) Pe (50%) e Pric (81.9%) (100%) Jan-17 Jan-18 Jan-19 Jan-20 Source: Capital IQ as of January 30, 2020. a) Comprised of JWN, M, KSS, DDS, JCP, SSI and CATO. b) Comprised of CTRN, ROST, TJX, BURL and FIVE. c) Comprised of AAP, AN, AZO, BBBY, BBY, KMX, DG, DLTR, FL, GPC, KSS, JWN, ROST, SIG, TGT, GPS, TJX, TIF, ULTA, URBN, TSCO, ORLY, LB, LKQ, M, HD and LOW. Private and Confidential 7

Historical Financials

(Amounts in Millions, Except Per Share Data)

	Fiscal Year					LTM	LTM	CAGR
Income Statement Data	2014A	2015A	2016A	2017A	2018A	Oct-19	Dec-19	FY14-FY18
Total Revenue	$1,323.7	$1,367.0	$1,374.6	$1,332.6	$1,272.7	$1,240.6	$1,234.4	(1.0%)
Gross Profit	392.8	392.4	373.1	344.9	352.9	341.1	337.2	(2.6)
Adj. SG&A	305.7	315.7	328.5	337.3	313.4	311.1	309.3	0.6
Adj. EBITDA	87.0	76.7	44.6	7.6	39.5	30.0	27.9	(17.9)
Adj. EBIT	53.9	43.8	8.4	(26.9)	7.3	1.1	(0.6)	(39.4)
Diluted EPS	$0.59	$0.51	$0.01	($0.52)	($0.13)	($0.14)	($0.17)	NM
Adjusted Diluted EPS	$0.68	$0.54	$0.07	($0.43)	($0.10)	($0.17)	($0.22)	NM
Number of Stores	270	278	290	293	287	283	283	
Margins								
Gross Profit	29.7%	28.7%	27.1%	25.9%	27.7%	27.5%	27.3%	
Adj. EBITDA	6.6	5.6	3.2	0.6	3.1	2.4	2.3	
Adj. EBIT	4.1	3.2	0.6	(2.0)	0.5	0.1	(0.0)	
Comparable Sales								
Store Sales	N/A	N/A	N/A	(7.1%)	(2.6%)	(2.3%) (a)	(2.0%) (a)	
ECommerce	N/A	N/A	N/A	33.5	38.8	10.2 (a) (b)	9.0 (a) (b)	
Total Comp Sales (excl. DSW & LXR)	3.3%	1.0%	(3.8%)	(5.5)	(1.1)	(1.9) (a) (c)	(1.7) (a) (c)	
Growth Rates								
Total Revenue	4.8%	3.3%	0.6%	(3.1%)	(4.5%)	(5.8%)	(4.4%)	
Adj. EBITDA	65.5	(11.9)	(41.9)	(82.9)	418.4	(27.2)	(32.8)	
Adj. EBIT	2.5	(18.7)	(80.7)	NM	NM	(87.9)	NM	
Balance Sheet and Cash Flow Data								
Cash	$65.3	$11.8	$10.6	$10.4	$9.0	$13.0	$8.5	
Total Debt	--	190.2	181.8	156.1	153.3	170.3	112.4	
Depreciation and Amortization	29.1	29.9	32.6	32.3	32.4	21.2	28.5	Cum. FY14-YTD19
Capital Expenditures	(40.2)	(44.4)	(42.4)	(21.2)	(9.0)	(6.8)	(6.1)	($163.3)
Change in Net Working Capital	(14.1)	(18.5)	17.0	32.9	(25.4)	(4.5)	(12.5)	
Free Cash Flow (d)	12.2	(6.0)	18.2	26.5	(0.1)	17.8	7.3	58.2
Leverage and Interest Coverage Ratios								
Adj. Debt / Adj. EBITDAR (e)	3.8 x	5.4 x	6.9 x	9.1 x	6.8 x	7.4 x	7.1 x	
Total Debt / Adj. EBITDA	--	2.5	4.1	20.5	3.9	5.7	4.0	

Note: Stratosphere paid a $5.00 / share special dividend in FY 2015.
Source: Company Management and SEC filings. LTM includes results through October per publicly available financials and through December per Company internal financials.

a) Represents year-to-date comparable store sales.
b) Represents omni-channel comparable sales, which are not comparable with historical periods. With the rollout of Smart Fulfillment in August 2019 and BOPIS in September 2019, a significant portion of ECommerce sales have shifted to ship-from-store, and to a lesser extent, BOPIS. As a result, ECommerce comparable sales are down (15.6%) as of December YTD.
c) Represents Total Comp, inclusive of leased departments (DSW & LXR).
d) Defined as Cash Flow from Operating Activities less Capital Expenditures.
e) Assumes 8.0x rent methodology as it is not yet clear that the lender and credit analyst communities have altered their leverage measurement methodologies for revised lease accounting rules.

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Projected Financials

(Amounts in Millions, Except Per Share Data)

	LTM	Fiscal Year						CAGR
Income Statement Data	Dec-19	2019B	2020P	2021P	2022P	2023P	2024P	FY19-FY24
Total Revenue	$1,234.4	$1,234.2	$1,254.8	$1,277.6	$1,297.3	$1,321.5	$1,366.2	2.1%
Gross Profit	337.2	335.3	348.8	353.9	358.4	365.4	376.6	2.4
Adj. SG&A	309.3	310.3	311.2	319.7	324.7	330.0	338.5	1.8
Adj. EBITDA	27.9	24.9	37.5	34.2	33.7	35.4	38.1	8.9
Adj. EBIT	(0.6)	(3.3)	10.2	9.7	12.3	17.0	21.3	NM
Diluted EPS	($0.17)	($0.25)	($0.00)	$0.01	$0.05	$0.12	$0.22	NM
Adjusted Diluted EPS	($0.22)	($0.26)	$0.02	$0.03	$0.07	$0.15	$0.25	NM
Number of Stores	283	283	281	277	274	276	280	
Margins								
Gross Profit	27.3%	27.2%	27.8%	27.7%	27.6%	27.7%	27.6%	
Adj. EBITDA	2.3	2.0	3.0	2.7	2.6	2.7	2.8	
Adj. EBIT	(0.0)	(0.3)	0.8	0.8	0.9	1.3	1.6	
Comparable Sales								
Store Sales	(2.0%) (a)	(1.2%)	2.5%	1.5%	1.5%	1.4%	1.5%	
ECommerce	9.0 (a) (b)	(16.3)	(4.2)	14.4	13.5	10.0	10.0	
Total Comp Sales (excl. DSW & LXR)	(1.7) (a) (c)	(1.8)	2.2	1.9	2.0	1.8	1.9	
Growth Rates								
Total Revenue	(4.4%)	(3.0%)	1.7%	1.8%	1.5%	1.9%	3.4%	
Adj. EBITDA	(32.8)	(36.8)	50.5	(9.0)	(1.3)	4.9	7.8	
Adj. EBIT	NM	NM	NM	(4.9)	26.2	38.7	25.2	
Balance Sheet and Cash Flow Data								
Cash	$8.5	$12.0	$12.0	$12.0	$12.0	$12.0	$12.0	
Total Debt	112.4	147.5	129.0	121.6	113.3	104.7	97.8	
Depreciation and Amortization	28.5	28.2	27.3	24.4	21.4	18.3	16.8	Cum. FY20-FY24
Capital Expenditures	(6.1)	(7.7)	(10.6)	(16.0)	(14.8)	(15.8)	(15.2)	(72.4)
Change in Net Working Capital	(12.5)	(3.7)	1.8	(2.7)	(1.8)	(2.9)	(8.8)	
Free Cash Flow (d)	7.3	7.6	21.6	9.4	10.4	8.7	6.7	56.8
Leverage and Interest Coverage Ratios								
Adj. Debt / Adj. EBITDAR (e)	7.1 x	N/A	N/A	N/A	N/A	N/A	N/A	
Total Debt / Adj. EBITDA	4.0	5.9 x	3.4 x	3.6 x	3.4 x	3.0 x	2.6 x	

Source: Management Five Year Plan approved by the Special Committee on January 15, 2020, Management internal 2019 11+1 Forecast as of January 15, 2020, which is not materially different than the 10+2 Forecast approved by the Special Committee on January 15, 2020 and Management preliminary 2020 monthly budget as of January 16, 2020.

Note: Adjusted EBITDA, EBIT and Diluted EPS exclude store impairments, gain from credit card settlement and pre-opening costs identified by Management.

a) Represents year-to-date comparable store sales.

b) Represents omni-channel comparable sales, which are not comparable with historical periods. With the rollout of Smart Fulfillment in August 2019 and BOPIS in September 2019, a significant portion of ECommerce sales have shifted to ship-from-store, and to a lesser extent, BOPIS. As a result, ECommerce comparable sales are down (15.6%) as of December YTD.

c) Represents Total Comp, inclusive of leased departments (DSW & LXR).

d) Defined as Cash Flow from Operating Activities less Capital Expenditures.

e) Assumes 8.0x rent methodology as it is not yet clear that the lender and credit analyst communities have altered their leverage measurement methodologies for revised lease accounting rules.

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Summary Financial Valuation Overview 1/30/20 1/30/20 1/27/20 Current Price Price w/ Control Premium(a) Offer Price $0.65 $0.86 $0.90 Selected Public Companies $0.09 $1.51 Selected Precedent Transactions $5.08 Discounted Cash Flow (b) $1.49 52-Week Trading Range $0.64 $1.23 — $1.00 $2.00 $3.00 $4.00 $5.00 Note: 52-Week Trading Range is for informational purposes only. a) Source: FactSet. 32.7% based on a median one-day premium for transactions of $100M to $300M enterprise value with North American targets, in which at least a 50% stake was acquired. Excludes financial services, healthcare, real estate and energy/mining/minerals industries. b) Assumes terminal value EBITDA multiple of 3.5x—6.0x for the terminal value method, perpetuity growth rate of 0.0%—2.0% for the perpetuity growth rate method and WACC of 9.5% to 11.5% for both methods. Private and Confidential 10

Public Companies EV/EBITDA and P/E Performance EV / EBITDA Multiples (a) EV / LTM EBITDA EV / LTM EBITDA Median: 5.0x EV / CY 2019E EBITDA EV / CY 2019E EBITDA Median: 5.5x 8.3 x 7.1 x 5.9 x 5.5 x 5.4 x 5.5 x 4.6 x 4.6 x 4.3 x 3.7 x 3.6 x NM NM(b) NM JCP JWN DDS KSS M CATO SSI Market Capitalization ($mm): $250 $6,004 $1,667 $6,977 $5,200 $409 $34 LTM Adj. EBITDA % Margin: 5.3% 9.0% 6.5% 10 .6% 10 .1% 6.3% 1.0% Total Debt / Adj. EBITDA: 6.9x 1.9x 1.6x 1.6x 1.8x 0.0x 22 .2x P / E Multiples CY 2020E P/E Ratio CY 2020E P/E Ratio Median: 10.3x CY 2021E P/E Ratio CY 2021E P/E Ratio Median: 10.6x 24.0 x 17.6 x 11.0 x 11.5 x 9.6 x 9.8 x 7.0 x 7.4 x NM NM NM NM NM NM DDS JWN KSS M SSI CATO JCP Source: Public filings, Capital IQ as of January 30, 2020. a) Note: Enterprise value does not include capitalized operating leases (per IFRS 16, effective January 2019) as debt. b) EV / LTM Adjusted EBITDA multiple for SSI is 22.6x due to a low positive EBITDA and is deemed non-material for trading purposes. Private and Confidential 11

Summary Valuation Based on Selected Public Companies (Amounts in Millions, Except Per Share Data) Adjusted EBITDA Valuation Multiples Implied Equity Value (a) Implied Per Share Value (b) LTM Q3 FY 2019A $30.0 3.6 x—5.9 x $4—$73 $0.09—$1.51 CY 2019E / LTM (Dec. ‘19) 27.9 4.3 x—5.5 x 16—49 0.33—1.02 Adjusted EPS Valuation Multiples Implied Equity Value (b) Implied Per Share Value (b) CY 2020E $0.02 7.0 x—17.6 x $6—$16 $0.13—$0.32 CY 2021E 0.03 7.4 x—24.0 x 10—34 0.22—0.70 Source: Management Five Year Plan approved by the Special Committee on January 15, 2020 and Management internal 2019 11+1 Forecast as of January 15, 2020, which is not materially different than the 10+2 Forecast approved by the Special Committee on January 15, 2020. a) Net debt of $104.0M represents total debt less cash as of January 4, 2020 per Management internal 2019 11+1 Forecast. b) Total shares outstanding of 48.4M as of January 27, 2020 per Company Management. Private and Confidential 12

Selected Precedent Transactions

(Amounts in USD, Millions)

Date Announced	Acquiror	Target	Enterprise Value		EV as a Multiple of LTM: Sales	EBITDA
Aug-19	Liberty Tax	Sears Outlet	$133		27.4%	3.7 x
Aug-19	Le Tote	Lord & Taylor	C$133	(a)	NM	NM
Jun-19	Elliott Management	Barnes & Noble Inc.	$683		19.2%	4.6 x
May-17	Camping World	Gander Mountain (b)	34		25.6%	ND
Oct-16	Dick's	Golfsmith (b)	43		8.7%	ND
Aug-16	Versa Capital Management	Vestis Retail Group (b)	115	(c)	28.8%	NM

Source: Company fillings and other publicly available information.
a) Total deal value includes C$99.5M upfront cash consideration, C$33.2M in the form of a promissory note payable in cash two years from closing and a minority equity stake in Le Tote.
b) Companies sold in 363 sale process.
c) Enterprise Value per implied recoveries from October 9, 2018 Disclosure Statement.

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Summary Valuation Based on Selected Precedent Transactions (Amounts in Millions, Except Per Share Data) Total Revenue Valuation Multiples Implied Equity Value (a) Implied Per Share Value (b) LTM (Dec. ‘19) $1,234.4 8.7%—28.8% $ 3—$252 $ 0.07—$5.08 Adj. EBITDA Valuation Multiples Implied Equity Value (a) Implied Per Share Value (b) LTM (Dec. ‘19) $27.9 3.7 x—4.6 x ($ 1)—$24 ($ 0.02)—$0.49 Source: Management Five Year Plan approved by the Special Committee on January 15, 2020 and Management internal 2019 11+1 Forecast as of January 15, 2020, which is not materially different than the 10+2 Forecast approved by the Special Committee on January 15, 2020. a) Net debt of $104.0M represents total debt less cash as of January 4, 2020 per Management internal 2019 11+1 Forecast. b) Total shares outstanding of 49.5M, which includes 1.2M RSUs, as of January 27, 2020 per Company Management. Private and Confidential 14

Discounted Cash Flow Analysis

(Amounts in Millions, Except Per Share Data)

		Fiscal Year					
		1 Mo. 2019B	2020E	2021E	2022E	2023E	2024E
Total Revenue		$64.4	$1,254.8	$1,277.6	$1,297.3	$1,321.5	$1,366.2
% Growth		*(0.2%)*	*1.7%*	*1.8%*	*1.5%*	*1.9%*	*3.4%*
Adj. EBITDA (a)		(4.6)	37.5	34.2	33.7	35.4	38.1
% of Net Sales		*(7.2%)*	*3.0%*	*2.7%*	*2.6%*	*2.7%*	*2.8%*
Adj. EBIT (a)		(7.0)	10.2	9.7	12.3	17.0	21.3
% of Net Sales		*(10.8%)*	*0.8%*	*0.8%*	*0.9%*	*1.3%*	*1.6%*
Taxes @	25.0%	1.7	(2.6)	(2.4)	(3.1)	(4.3)	(5.3)
Tax-Effected Adj. EBIT		(5.2)	7.7	7.3	9.2	12.8	16.0
Depreciation & Amortization		2.3	27.3	24.4	21.4	18.3	16.8
Capital Expenditures		(2.2)	(10.6)	(16.0)	(14.8)	(15.8)	(15.2)
Change in Net Working Capital		(23.8)	1.8	(2.7)	(1.8)	(2.9)	(8.8)
Free Cash Flow		($28.9)	$26.1	$13.0	$14.0	$12.4	$8.9
Growth in Free Cash Flow			*81.8%*	*(50.1%)*	*7.1%*	*(11.3%)*	*(28.5%)*

Terminal Value / Adj. EBITDA Multiple		**3.50 x**			**4.75 x**			**6.00 x**	
Discount Rate	9.5%	10.5%	11.5%	9.5%	10.5%	11.5%	9.5%	10.5%	11.5%
Present Value of Free Cash Flow	$30.6	$29.4	$28.2	$30.6	$29.4	$28.2	$30.6	$29.4	$28.2
Present Value of Terminal Value	84.7	80.9	77.4	115.0	109.8	105.0	145.2	138.7	132.6
Total Enterprise Value	$115.4	$110.3	$105.5	$145.6	$139.2	$133.2	$175.9	$168.1	$160.8
Less: Net Debt (b)	(104.0)	(104.0)	(104.0)	(104.0)	(104.0)	(104.0)	(104.0)	(104.0)	(104.0)
Total Equity Value	$11.4	$6.4	$1.6	$41.6	$35.3	$29.2	$71.9	$64.2	$56.8
Total Equity Value Per Share (c)	**$0.24**	**$0.13**	**$0.03**	**$0.86**	**$0.74**	**$0.60**	**$1.49**	**$1.33**	**$1.18**
Terminal Value as a % of Total Value	73.4%	73.4%	73.3%	78.9%	78.9%	78.8%	82.6%	82.5%	82.5%
Implied Perpetuity Growth Rate	2.7%	3.6%	4.6%	4.4%	5.4%	6.3%	5.4%	6.4%	7.3%

Perpetuity Growth Rate		**0.0%**			**1.0%**			**2.0%**	
Discount Rate	9.5%	10.5%	11.5%	9.5%	10.5%	11.5%	9.5%	10.5%	11.5%
Present Value of Free Cash Flow	$30.6	$29.4	$28.2	$30.6	$29.4	$28.2	$30.6	$29.4	$28.2
Present Value of Terminal Value	59.1	51.1	44.6	66.8	57.1	49.4	76.4	64.4	55.1
Total Enterprise Value	$89.8	$80.5	$72.8	$97.4	$86.5	$77.5	$107.1	$93.8	$83.3
Less: Net Debt (b)	(104.0)	(104.0)	(104.0)	(104.0)	(104.0)	(104.0)	(104.0)	(104.0)	(104.0)
Total Equity Value	($14.2)	($23.4)	($31.2)	($6.5)	($17.5)	($26.4)	$3.1	($10.1)	($20.7)
Total Equity Value Per Share (c)	**($0.29)**	**($0.48)**	**($0.64)**	**($0.14)**	**($0.36)**	**($0.55)**	**$0.06**	**($0.21)**	**($0.43)**
Terminal Value as a % of Total Value	65.9%	63.5%	61.3%	68.5%	66.0%	63.7%	71.4%	68.7%	66.2%
Implied Terminal Value / Adj. EBITDA	2.4 x	2.2 x	2.0 x	2.8 x	2.5 x	2.2 x	3.2 x	2.8 x	2.5 x

Source: Management Five Year Plan approved by the Special Committee on January 15, 2020 and Management internal 2019 11+1 Forecast as of January 15, 2020, which is not materially different than the 10+2 Forecast approved by the Special Committee on January 15, 2020.
Note: Discounted to January 30, 2020.
a) Adj. EBITDA and Adj. EBIT exclude pre-opening expenses and relocated/closed stores impairments.
b) Net debt of $104.0M represents total debt less cash as of January 4, 2020 per Management internal 2019 11+1 Forecast.
c) Per share data based on share count of 48.4M as of January 27, per Company Management.

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Appendix Private and Confidential 16

Weighted Average Cost of Capital

($ in Millions)

Name	LTM Interest Expense	Total Debt (a)	Implied Cost of Debt	Market Cap.	Levered Beta (b)	Debt / Equity	Unlevered Beta (c)
Stratosphere	($9)	$112	8.2%	$31	1.32	357.6%	0.36
Kohl's	($216)	$3,298	6.5%	$6,977	1.08	47.3%	0.79
Macy's	(192)	4,683	4.1%	5,200	1.05	90.1%	0.63
Nordstrom	(89)	2,679	3.3%	6,004	1.01	44.6%	0.76
Dillard's	(47)	666	7.1%	1,667	1.03	40.0%	0.79
Cato	--	--	NM	409	0.74	--	0.74
J. C. Penney	(298)	4,205	7.1%	250	1.31	1,684.7%	0.10
Stage Stores	(16)	365	4.3%	34	0.96	1,070.3%	0.11
Median (excl. Stratosphere)			**5.4%**		**1.03**	**47.3%**	**0.74**

WACC Calculation (Assuming Median Beta and D/E)

Assumptions	
Risk Free Rate of Return (d)	1.6%
Historical Market Risk Premium (e)	6.9%
Size Premium (e) (f)	5.2%
Marginal Tax Rate	25.0%

Other Inputs	
Before Tax Cost of Debt	5.4%
After-Tax Cost of Debt	4.1%
Debt / Equity	47.3%
Debt / Total Capitalization	32.1%
Levered Beta (b)	1.01
Unlevered Beta (c)	0.74

Cost of Equity Calculation	
Risk Free Rate of Return (d)	1.6%
Historical Market Risk Premium (e)	6.9%
Levered Beta (b)	1.01
Size Premium (e) (f)	5.2%
Cost of Equity	**13.7%**

WACC Calculation	
Cost of Equity	13.7%
Equity / Total Capitalization	67.9%
After-Tax Cost of Debt	4.1%
Debt / Total Capitalization	32.1%
WACC	**10.6%**

a) Assumes book value of debt approximates market value. Does not include capitalized operating leases (per IFRS 16, effective January 2019) as debt.
b) Source: Bloomberg 5-year adjusted weekly beta as reported on January 30, 2020.
c) Unlevered Beta = Levered Beta / {1+(Debt/Market Equity)*(1-Tax Rate)}.
d) 10-year Treasury Note yield as of January 30, 2020.
e) Source: Duff & Phelps 2018 Valuation Handbook.
f) Size premium of 5.22% for companies with market capitalizations between $2.5M and $321.6M.

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Premiums Paid Analysis

($ in Millions)

Announce Date	Acquirer	Target	Enterprise Value	One Day Premium	30-Day Premium
Dec-19	Lumos Networks; EQT Partners	North State Telecommunications	$236.5	29.6%	23.1%
Nov-19	ICV Partners	Diversified Restaurant Holdings	176.4	123.4%	75.0%
Sep-19	Greenbriar Equity Group	Arotech Corp.	102.1	32.7%	38.2%
Sep-19	Accel-KKR et al.	MAM Software Group	152.1	15.4%	13.7%
Aug-19	Assurance Global Services	Computer Task Group	106.8	33.8%	47.8%
Aug-19	Austin Nichols & Co.	Castle Brands	263.3	92.1%	136.1%
Jun-19	Atlantis Acquisitionco Canada Corp.	Hydrogenics Corp.	279.4	(3.1%)	55.3%
Jun-19	YANMAR America Corp.	ASV Holdings	104.0	332.5%	200.0%
Jun-19	Extreme Networks, Inc.	Aerohive Networks	198.7	39.5%	25.7%
May-19	Vintage Capital Management	Liberty Tax	160.8	31.1%	19.9%
Apr-19	MTY Food Group, Inc.	Papa Murphy's Holdings	197.4	31.9%	15.8%
Apr-19	The Ancora Group	J. Alexander's Holdings	262.4	12.5%	22.7%
Apr-19	Cresco Labs	CannaRoyalty Corp.	276.6	(54.1%)	(41.2%)
Mar-19	HEXO Corp.	Newstrike Brands	125.0	4.1%	(11.6%)
Feb-19	Tesla	Maxwell Technologies	293.6	96.3%	234.8%
Dec-18	Cerberus Capital Management	Sparton Corp.	253.9	41.0%	47.8%
Nov-18	Altair Engineering	Datawatch Corp.	162.6	35.2%	13.9%
Oct-18	General Catalyst et al.	Intersections	102.6	107.3%	111.5%
Oct-18	Z Capital Group; Affinity Gaming	Full House Resorts	211.9	79.6%	67.3%
Sep-18	Stryker Corp.	Invuity	188.7	28.7%	87.3%
Aug-18	Moody's Analytics Maryland Corp.	Reis	251.1	32.2%	2.7%
Aug-18	The Invus Group et al.	Zoe's Kitchen	295.3	33.4%	27.9%
Aug-18	Roark Capital Group; FOCUS Brands	Jamba	194.5	16.3%	20.8%
Apr-18	NICE Systems, Inc.	Mattersight Corp.	105.0	25.6%	17.4%
Apr-18	SPX Corp.	ELXSI Corp.	152.6	30.4%	29.9%
Mar-18	William Morris Endeavor et al.	NeuLion	203.0	116.5%	103.9%
Mar-18	GP Investimentos Ltda.	Bravo Brio Restaurant Group	100.1	16.8%	35.0%
Feb-18	AMC Networks, Inc.	RLJ Entertainment	163.7	61.5%	59.4%
Jan-18	Duravant LLC	Key Technology	172.0	50.6%	34.1%
			Median	**32.7%**	**34.1%**

Source: FactSet. Represents transactions of $100-$300M in enterprise value with North American targets, in which at least a 50% stake was acquired. Excludes financial services, healthcare, real estate and energy/mining/minerals industries.

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